Exhibit 107

Calculation of Filing Fee Tables
S-3
(Form Type)
Activision Blizzard, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.000001 per share	(2)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, par value $0.000001 per share	(2)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities	(2)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants	(2)	(1)	(1)	(1)	(2)	(2)
	Other	Subscription Rights	(2)	(1)	(1)	(1)	(2)	(2)
	Other	Purchase Contracts	(2)	(1)	(1)	(1)	(2)	(2)
	Other	Purchase Units	(2)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					—		—
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							—
(1)There is being registered hereunder such indeterminate number or amount of common stock, preferred stock, debt securities, warrants, subscription rights, purchase contracts and purchase units of Activision Blizzard, Inc. as may from time to time be issued at indeterminate prices and as may be issued upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable antidilution provisions.

(2)In reliance on Rule 456(b) and Rule 457(r) under the Securities Act, the Registrant hereby defers payment of the registration fee required in connection with this Registration Statement. Accordingly, no filing fee is paid herewith.